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EXHIBIT 10.49






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                              Page 84 of 135 Pages

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                         [Letterhead of Suburban Cable]

June 14, 1996

Surgical Laser Technologies, Inc.
200 Cresson Boulevard
PO Box 880
Oaks, PA 19456-0880
Attention; James R. Appleby, Jr., President

Dear Mr. Appleby

This is to confirm the agreement between Surgical Laser Technologies, Inc. ("Sublandlord") and Suburban Cable TV Co. Inc. ("Subtenant") with respect to the Sublease Agreement dated March 21, 1996 ("Sublease"). Capitalized terms used in this letter without definition shall have the meanings set forth in the Sublease. The parties agree that in the event of any inconsistency or conflict between the provisions of this letter and the provisions of the Sublease, the provisions of this letter shall control.

1. Notwithstanding that the Commencement Date is June 15, 1996, Sublandlord shall not be obliged to vacate the first floor of the Premises before July 15, 1996, except as provided in Section 2 of this letter with respect to the cafeteria and except that Sublandlord shall vacate the west wing of the first floor by July 11, 1996 and the east wing of the first floor by July 19, 1996.

2. The parties agree that notwithstanding the provisions of Section 3.2(a) of the Sublease, Subtenant shall be permitted to gain access to and take exclusive possession of the basement and the second floor of the Premises at any time before or after the date of this letter. Subtenant shall be permitted to gain access to and take nonexclusive possession of the cafeteria located on the first floor of the premises at any time before or after the date of this letter. Subtenant shall not have any obligation to pay for utilities of other monetary obligations under Section 3.2(a) of the Sublease prior to the date it occupies any portion of the second floor of the Premises. Sublandlord shall continue to be primarily responsible for utilities or other monetary obligations


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                              Page 85 of 135 Pages

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under Section 3.2(a) until it has fully vacated the Premises on or before July
15, 1996. Subtenant shall pay the rent for July, 1996 by June 30, 1996.

3. Subtenant hereby waives its right to terminate the Sublease pursuant to
Section 3.3(a) of the Sublease. In consideration of Subtenant agreeing to waive such right, Sublandlord agrees to pay Subtenant the sum of $55,300 to reimburse Subtenant in part for the deficiencies (other than the Code violations described below) described in the due diligence report of Bala Consulting Engineers, Inc. dated April 2, 1996, prepared for Subtenant ("Bala Report"), a copy of which has been delivered to Sublandlord. Such payment shall be made not later than July 2, 1996. In addition, Sublandlord agrees to pay for the cost of curing the code violations set forth in the Bala Report, consisting of the cost of performing the following work, such cost is expected to be in the range of $16,500, the aggregate of the estimates set forth in said report.

(a)  increase capacity of first and second floor toilet exhaust system (page 5);

(b) separate basement toilet exhaust system from equipment room's ventilation (page 6);

(c) replace PVC sanitary piping in return air plenum with cast iron piping (page 8);

(d)  provide outdoor fire alarm bell (page 10); and

(e)  install exit discharge lights on emergency circuits (pages 12 & 14).

Subtenant shall perform the work identified above which is required to comply with the Code. Prior to performing such work, Subtenant shall supply Sublandlord with evidence of the cost of compliance and obtain Sublandlord's consent, which consent shall not be unreasonably withheld or delayed.

4. Subtenant waives its right to require non-disturbance agreements from the Pennsylvania Industrial Development Authority (PIDA) and from Montgomery County Industrial Development Corporation (MCIDC) pursuant to Section 3.3(c) of the Sublease. To induce Subtenant to agree to such waiver, Sublandlord hereby represents and warrants to Subtenant that its loan agreements with PIDA and MCIDC do not require their consent to the Sublease and that Sublandlord will take all action required to prevent a default from occurring under its loan documents with PIDA and MCIDC including, without limitation, making any mandatory prepayments of loan principal. Notwithstanding the foregoing, Subtenant will support Sublandlord's efforts to obtain non-disturbance agreements from PIDA and MCIDC, as contemplated in Section 3.3(c) of the Sublease.

5. Subtenant shall have the right to install a pole near the northwest corner of the Premises to connect with a pole on the other side of Mill Road. Subtenant shall also have the right to run conduits from the pole under the parking lot to the building. Subtenant shall repair any damage to the parking lot caused by the installation of the conduits.


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                              Page 86 of 135 Pages

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If this accurately reflects your understanding of the terms which have been agreed to, please sign and return the enclosed copy of this letter and arrange for your related company, SLT Properties, Inc., also to sign and return a copy of this letter.


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                              Page 87 of 135 Pages

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Sincerely yours,

Suburban Cable TV Co., Inc.

By:  /s/ Harry F. Brooks
   --------------------------------------
Harry F. Brooks, Executive Vice President

Agreed to and accepted:

Surgical Laser Technologies, Inc.

By:  /s/ Michael R Stewart
   --------------------------------------
Title:    Vice President

Date:     6/14/96


The undersigned is executing this letter to agree to be bound in the same manner and to the same extent as Sublandlord is bound.

SLT Properties, Inc.


By:  /s/ Michael R Stewart
   --------------------------------------
Title:    Vice President

Date:     6/14/96


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                              Page 88 of 135 Pages